Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 10, 2011--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the second quarter ended July 2, 2011. Net earnings for the second quarter were $19,628,000 or $1.06 per share on net sales of $210,855,000 as compared to the prior year second quarter net earnings of $17,509,000 or $0.96 per share on net sales of $173,412,000.

2011 Second Quarter Financial Highlights

  The first quarter financial statements include the results of the recently completed acquisitions of Beech Pty. Ltd. (“Beech”), a leading manufacturer of stone hearth ovens for the commercial foodservice industry acquired on April 12, 2011 and Lincat Group PLC (“Lincat”), a leading manufacturer of ranges, ovens and counterline equipment acquired on May 27, 2011.
  Subsequent to the end of the second quarter, the company completed three additional acquisitions, “Danfotech Inc. (“Danfotech”) on July 5, 2011, Maurer-Atmos (“Maurer-Atmos”) on July 22, 2011 and Auto-Bake Pty. Ltd. (“Auto-Bake”) on August 1, 2011. The impact of these acquisitions is not reflected in the second quarter statements of earnings and balance sheets.
  Net sales increased 21.6% in the second quarter. Excluding the impact of acquisitions, sales increased 9.8% during the second quarter. This increase included an 11.3% sales increase at the Commercial Foodservice Equipment Group and a 1.8% sales decrease at the Food Processing Equipment Group as compared to the prior year quarter.
  Gross profit increased to $85.3 million from $69.4 million. The gross margin rate improved to 40.5% from 40.0%. The improvement in the gross margin rate reflects efficiency gains from the consolidation of production facilities and other integration initiatives, offset by the impact of rising material costs.
  Operating income increased to 18.6% to $35.2 million from $29.7 million on higher revenues. Operating income for the quarter included $1.3 million of non-recurring and non-cash adjustments related to the purchase accounting for the acquisitions of Beech and Lincat.
  Non-cash expenses recorded during the second quarter included $5.3 million of depreciation and amortization as compared to $3.9 million in the prior year second quarter. Non-cash share based compensation expense increased to $5.3 million in the 2011 second quarter as compared to $4.2 million in the 2010 second quarter.
  Non-operating expenses of $1.6 million included a loss of $0.5 million associated with the sale of an idle manufacturing facility that was exited in connection with a manufacturing consolidation initiative and $1.1 million of unrealized exchange losses in connection with the funding of the Lincat acquisition.
  Provisions for income taxes increased to $11.9 million at a 38% effective rate in comparison to $9.8 million at a 36% effective rate in the prior year quarter. The prior year period effective rate reflects a non-recurring benefit to tax reserves resulting from closed audit periods.
  Total debt at the end of the 2011 second quarter amounted to $309.4 million as compared to $249.0 million at the end of the second quarter 2010. The increase in debt reflects the funding of $108.0 million related to the acquisitions of Beech and Lincat during the quarter. During the second quarter of 2011, the company exercised a provision under its current credit facility to increase the amount of availability under the revolving credit line. Terms of the company’s senior credit agreement provide for $600.0 million of availability under a revolving credit line that matures in December 2012.

Selim A. Bassoul Chairman and Chief Executive Officer said, “At our Commercial Foodservice Equipment Group, industry conditions remain positive and we realized continuing revenue gains resulting from growth in international business and with our chain customers. We see promising interest in many of our new products and technologies with our customers as they continue to focus on lowering their operating costs and improving the efficiency of their restaurant operations.”

Mr. Bassoul continued, “Sales at our Food Processing Equipment Group in the second quarter declined slightly in comparison to a robust 2010. While sales and orders slowed in the first half, we have seen an increase in orders subsequent to end of the quarter as several projects have been finalized with our customers. The level of customer inquiries and quoting activity remains strong, particularly in emerging markets where the demand for precooked and prepared foods is increasing and the need for advanced technologies is being recognized by food processors.”

Mr. Bassoul further added, “We continue to execute on our acquisition strategy of acquiring leading brands and technologies. We were pleased to have completed the acquisitions of Beech and Lincat during the second quarter. The acquisition of these two companies further added to Middleby’s portfolio of global leading brands in our Commercial Foodservice Equipment Group.”

“Following the end of the second quarter, we completed the acquisitions of Danfotech, Maurer-Atmos and Auto-Bake. Danfotech is a leading manufacturer of meat presses and defrosting equipment for the food processing industry. Maurer-Atmos is a leading manufacturer of batch and continuous ovens for the food processing industry. Auto-Bake Pty Ltd is a leading manufacturer of automated baking systems for the food processing industry. With these acquisitions, Middleby adds three very strong leading brands to its Food Processing Equipment Group and significantly strengthening our global platform and expanding our product portfolio.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, August 11, 2011 and can be accessed by dialing (866) 551-3680 and providing conference code 5182295# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 275064#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Auto-Bake®, Cozzini®, Danfotech®, Maurer-Atmos®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes as one of the Best Small Companies in 2008, 2009 and 2010.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2011	2nd Qtr, 2010	2nd Qtr, 2011	2nd Qtr, 2010
Net sales	$210,855	$173,412	$393,427	$334,095
Cost of sales	125,518	103,988	236,260	201,198

Gross profit	85,337	69,424	157,167	132,897

Selling & distribution expenses	21,569	19,036	42,137	36,661
General & administrative expenses	28,520	20,659	48,418	40,072

Income from operations	35,248	29,729	66,612	56,164

Interest expense and deferred
financing amortization, net	2,119	2,246	4,179	4,721
Other expense, net	1,608	220	1,446	564

Earnings before income taxes	31,521	27,263	60,987	50,879

Provision for income taxes	11,893	9,754	23,534	19,608

Net earnings	$19,628	$17,509	$37,453	$31,271

Net earnings per share:

Basic	$1.09	$0.98	$2.08	$1.76

Diluted	$1.06	$0.96	$2.02	$1.71
Weighted average number shares:

Basic	18,052	17,863	17,976	17,808

Diluted	18,579	18,322	18,512	18,269

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	July 2, 2011	January 1, 2011
ASSETS

Cash and cash equivalents	$ 21,389	$7,656
Accounts receivable, net	130,737	112,049
Inventories, net	122,114	106,463
Prepaid expenses and other	11,325	11,971
Current deferred tax assets	25,813	25,520
Total current assets	311,378	263,659

Property, plant and equipment, net	57,142	43,656

Goodwill	426,708	369,989
Other intangibles	216,966	189,254
Other assets	6,892	6,614

Total assets	$ 1,019,086	$873,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$ 7,033	$5,097
Accounts payable	55,773	52,945
Accrued expenses	119,830	125,810
Total current liabilities	182,636	183,852

Long-term debt	302,411	208,920
Long-term deferred tax liability	26,497	11,858
Other non-current liabilities	45,410	43,629

Stockholders’ equity	462,132	424,913

Total liabilities and stockholders’ equity	$ 1,019,086	$873,172

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744